Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254718

PROSPECTUS

NUVVE HOLDING CORP.

2,778,750 SHARES OF COMMON STOCK (For Resale)

2,707,500 WARRANTS (For Resale)

1,353,750 SHARES OF COMMON STOCK (For Issuance)

This prospectus relates to the offer and sale from time to time by the selling securityholders identified in this prospectus (the “Selling Securityholders”) of (A) up to 2,778,750 shares of common stock, including (i) 1,425,000 shares originally issued in a private placement at the closing of the Business Combination described in this prospectus supplement, and (ii) up to 1,353,750 shares issuable upon the exercise of pre-merger warrants, and (B) up to 2,707,500 pre-merger warrants. We also are offering 1,353,750 shares of common stock for initial issuance upon exercise of the pre-merger warrants, solely to the extent the pre-merger warrants are publicly sold prior to their exercise.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of common stock or pre-merger warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of common stock or pre-merger warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of common stock or pre-merger warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares of common stock or pre-merger warrants in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of shares of common stock or pre-merger warrants by the Selling Securityholders pursuant to this prospectus, although we could receive up to an aggregate of approximately $15.6 million from the exercise of the pre-merger warrants, assuming the exercise in full of all the pre-merger warrants for cash.

Our common stock and pre-merger warrants are listed for trading on the Nasdaq Capital Market under the symbols “NVVE” and “NVVEW,” respectively. On April 26, 2022, the closing price of our common stock was $6.28 and the closing price of our pre-merger warrants was $0.8023.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7, to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2022

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any pre-merger warrants. We will not receive any proceeds from the sale of shares of common stock underlying the pre-merger warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the pre-merger warrants for cash.

This prospectus provides you with a general description of the securities we or the Selling Securityholders may offer. You should read this prospectus together with the additional information described below under the heading “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We and the Selling Securityholders have not authorized anyone to provide you with different information and, if provided, such information or representations must not be relied upon as having been authorized by us or the Selling Securityholders. This prospectus shall not constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

Unless the context indicates otherwise, in this prospectus:

●	“Business Combination” refers to the business combination between Newborn, Nuvve OpCo and Nuvve Holdco as described below;

●	“Newborn” refers to Newborn Acquisition Corp., a Cayman Islands company, which is Nuvve Holding Corp.’s predecessor;

●	“Nuvve” and the “Company” and “we,” “us,” “our,” and similar terms refer to Nuvve OpCo and its subsidiaries, for periods prior to the Business Combination, and to Nuvve Holding Corp. and its subsidiaries, including Nuvve OpCo, for periods after the Business Combination;

●	“Nuvve OpCo” refers to Nuvve Corporation, a Delaware corporation acquired by us in the Business Combination;

●	“Nuvve HoldCo” refers to Nuvve Holding Corp., a Delaware corporation, and its consolidated subsidiaries, including Nuvve Corporation after the Business Combination described below; and

●	“pre-merger warrants” refers to the warrants issued pursuant to the warrant agreement, dated as of February 13, 2010 and amended as of March 19, 2021, between us and Continental Stock Transfer & Trust Company, as warrant agent (“Warrant Agreement”), which were assumed by us in the Business Combination.

On March 19, 2021 (the “Closing Date”), Nuvve HoldCo consummated the business combination (the “Business Combination”) contemplated by that certain merger agreement, dated as of November 11, 2020 and amended as of February 20, 2021 (the “Merger Agreement”), by and among Newborn, Nuvve OpCo, Nuvve HoldCo, Nuvve Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Nuvve HoldCo (“Merger Sub”), and Ted Smith, as the representative of the Nuvve stockholders. Pursuant to the Merger Agreement, the Business Combination was effected through (i) the reincorporation of Newborn by the merger of Newborn with and into Nuvve HoldCo, with Nuvve HoldCo surviving as the publicly traded entity (the “Reincorporation Merger”), and (ii) immediately after the Reincorporation Merger, the merger of Merger Sub with and into Nuvve OpCo, with Nuvve OpCo surviving as the wholly-owned subsidiary of Nuvve HoldCo (the “Acquisition Merger”). On the Closing Date, and in connection with the closing of the Business Combination, Nuvve HoldCo changed its name to “Nuvve Holding Corp.”

NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of present or historical fact included in this prospectus, our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements in this prospectus may include, for example, statements about the anticipated benefits of the Business Combination, and the financial conditions, results of operations, earnings outlook and prospects of Nuvve and other statements about the period following the consummation of the Business Combination. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “goal,” “project” or the negative of such terms or other similar expressions.

We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control.

The section in this prospectus titled “Risk Factors,” including the information incorporated by reference therein, and the other cautionary language discussed in this prospectus provide examples of risks and uncertainties that may cause actual developments to differ materially from those expressed or implied by the forward-looking statements, including those relating to:

●	our early stage of development, our history of net losses, and our expectation for losses to continue in the future;

●	our ability to manage growth effectively;

●	our reliance on charging station manufacturing and other partners;

●	existing and future competition in the EV charging market;

●	pandemics and health crises, including the COVID-19 pandemic;

●	our ability to increase sales of our products and services, especially to fleet operators;

●	the adoption of bi-directional Vehicle-to-Grid technology;

●	the rate of electrification of U.S. school bus fleets, and other fleet vehicles;

●	our participation in the energy markets;

●	the interconnection of our GIVeTM platform to the electrical grid;

●	the rate of adoption of Transportation-as-a-Service;

●	significant payments under the intellectual property acquisition agreement pursuant which the University of Delaware assigned to us certain of its key patents underlying the V2G technology;

●	our international operations, including related tax, compliance, market and other risks;

●	our ability to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel;

●	inexperience of our management in operating a public company;

●	acquisitions by us of other businesses;

●	the rate of adoption of EVs;

●	the rate of technological change in the industry;

●	our ability to protect our intellectual property rights;

●	our investment in research and development;

●	our ability to expand sales and marketing capabilities;

●	our ability to raise additional funds when needed;

●	our ability to achieve the anticipated benefits of our Levo joint venture;

●	the existence of identified material weaknesses in our internal control over financial reporting;

●	electric utility statutes and regulations and changes to such statutes or regulations;

●	volatility in the trading price of our securities; and

●	our status as an “emerging growth company” within the meaning of the Securities Act.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of Nuvve prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All subsequent written and oral forward-looking statements concerning any matters addressed in this prospectus and attributable to Nuvve or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, Nuvve undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should carefully read this summary together with the more detailed information contained elsewhere in this prospectus and the documents incorporated herein by reference before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus, including those described in documents incorporated by reference herein.

Overview

Nuvve is leading the electrification of the planet, beginning with transportation. Founded on the need to store and optimize renewable energy sources, we believe that electrification will unlock the benefits of clean energy and the profound impact it will have on our society and the planet.

Nuvve has introduced a new model for electrification through our intelligent energy platform. Nuvve offers deep expertise and technical solutions that make electric vehicles more sophisticated, efficient, and cost-effective. Combining the world’s most advanced vehicle-to-grid (“V2G”) technology and our ecosystem of partners, Nuvve dynamically manages power among electric vehicle (“EV”) batteries and the grid. Together, these networked batteries serve as expanded capacity to supplement shifting energy needs and contribute to a more resilient grid. When the world’s batteries are intelligently connected, everyone has an opportunity to share in the benefits of an electrified world. Nuvve is delivering new value to owners, accelerating the adoption of EVs and the world’s transition to clean energy.

Since its founding in 2010, Nuvve has been responsible for successful V2G projects on five continents and is deploying commercial services worldwide.

Technology

The Nuvve platform dynamically manages power to and from EVs and the grid at scale. Our intelligent V2G technology allows owners to efficiently meet the energy demands of individual vehicles and entire fleets. With Nuvve, the grid becomes more resilient through the benefits of greater networked battery capacity.

Nuvve’s Grid Integrated Vehicle (“GIVe”) software platform enables it to aggregate multiple EV batteries into a virtual power plant (“VPP”) to provide bidirectional services to the electrical grid in a qualified and secure manner. VPPs can generate revenue by selling excess power to utility companies, utilizing the stored power to perform grid services, or reduce building energy peak consumption. Nuvve is capable of providing many levels of vehicle-grid integration (“VGI”) and V2G services such as time of use optimization (“TOU”), demand response, demand charge management and wholesale energy market participation, thereby providing revenues from grid services as well as utility bill savings behind the meter.

Market Opportunity and the Nuvve Solution

The EV industry has grown rapidly since Nuvve was founded in 2010. According to the Bloomberg New Energy Finance (BNEF) Vehicle-to-Grid: Big Opportunities, Big Challenges (March 2021), by 2040, there will be 500 million EVs on the road by 2040. In addition, countries around the world are expected to become increasingly focused on meeting climate goals, in part, by reducing the environmental effects of internal combustion engine vehicles, which account for approximately 45% of global carbon dioxide (“CO2”) emissions (source: ourworldindata.org).

As EV adoption grows, the associated charging infrastructure needed to support EVs has also seen a growth trend over the last few years. According to an April 2021 report from Schroders, the number of public charging points has grown from just over 600,000 at the end of 2018 to reach over 1.3 million by the end of 2020. The same report projects the annual run-rate of investment in charging points will be $80 billion over the next 20 years.

Additional factors propelling this shift to electrification include proposed fossil fuel bans or restrictions, transit electrification mandates, utility incentive programs and declining battery costs.

However, as EV adoption grows, demand for electricity as a transportation fuel may lead to congestion and overloading on transmission and local distribution grids. A significant investment is predicted to be needed to upgrade the electric grid to support this influx.

Simultaneously, higher penetration of renewable energy sources (such as solar and wind generation) inherently increases grid volatility. Nuvve believes that this combination of factors further drives the need for intelligent VGI and V2G capabilities to effectively regulate grid voltage and frequency on a real time basis and address other common challenges such as massive morning and afternoon grid ramping.

With V2G services capturing available grid value streams such as frequency regulation, adaptive power, smart charging, smart charging/discharging, and peak-shaving services as part of the solution, the EV fleet owner/operator can symbiotically assist in improving and assuring grid stabilization while earning revenues. These revenues can be shared with the ratepayer to save in transportation energy costs and thereby effectively lower the cost of EV ownership. V2G services can also help mitigate intermittency issues associated with renewables by (1) continuously injecting or absorbing energy to and from the grid every few seconds to help to regulate frequency; and (2) be orderly and intelligently dispatched over a larger time period to mitigate the enormous needs for capacity ramping. Perhaps most importantly, EVs represent one of the most appropriate solutions to act as dispatchable distributed energy resources during renewable-rich mid-day periods by absorbing excess energy which might otherwise be curtailed or create transmission network congestion problems.

Background of the Offering

On the Closing Date, the parties to the Merger Agreement consummated the Business Combination. Pursuant to the Merger Agreement, the Business Combination was effected in two steps: (i) Newborn reincorporated to the State of Delaware by merging with and into Nuvve HoldCo, with Nuvve HoldCo surviving as the publicly traded entity, which we refer to as the Reincorporation Merger; and (ii) immediately after the Reincorporation Merger, Merger Sub merged with and into Nuvve OpCo, with Nuvve OpCo surviving as a wholly-owned subsidiary of Nuvve HoldCo, which we refer to as the Acquisition Merger.

Immediately prior to the effectiveness of the Reincorporation Merger and the Acquisition Merger, Nuvve HoldCo filed its Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, pursuant to which, among other things, Nuvve HoldCo changed its name to “Nuvve Holding Corp.” and adopted certain other changes that the Nuvve HoldCo board of directors deemed appropriate for an operating public company.

In connection with the Business Combination, on November 11, 2020, Newborn entered into subscription agreements (the “Subscription Agreements”) with certain accredited investors (the “PIPE Investors”), pursuant to which, immediately prior to the closing of the Business Combination, the PIPE Investors purchased 1,425,000 ordinary shares of Newborn, at a purchase price of $10.00 per share, for an aggregate purchase price of $14,250,000 (the “PIPE”). The PIPE Investors also received warrants to purchase 1,353,750 ordinary shares of Newborn that were identical to Newborn’s other outstanding warrants. Also on November 11, 2020, Nuvve OpCo entered into a bridge loan agreement with an accredited investor, pursuant to which, on November 17, 2020, the investor purchased a $4,000,000 convertible debenture from Nuvve OpCo (the “Bridge Loan”), which automatically converted into shares of Nuvve OpCo common stock immediately prior to the closing of the Business Combination.

Upon the closing of the Reincorporation Merger, each of Newborn’s outstanding units was automatically separated into its constituent securities and each of Newborn’s outstanding ordinary shares (including the ordinary shares of Newborn warrants purchased by the PIPE Investors) was converted into a share of our common stock, each of Newborn’s outstanding warrants was assumed by us (including the warrants purchased in the PIPE), and each of Newborn’s rights was converted automatically into one-tenth of one share of our common stock in accordance with its terms.

Upon the closing of the Acquisition Merger, each share of Nuvve OpCo common stock outstanding immediately prior to the effective time of the Acquisition Merger (including the shares issued upon conversion of Nuvve OpCo’s preferred stock and upon conversion of the Bridge Loan as described above) automatically was converted into approximately 0.21240305 shares (the “Closing Exchange Ratio”) of Nuvve HoldCo common stock, for an aggregate of 9,122,996 shares of Nuvve HoldCo common stock. Each outstanding option to purchase Nuvve OpCo common stock (“Nuvve Options”) was assumed by Nuvve HoldCo and converted into an option to purchase a number of shares of Nuvve HoldCo common stock equal to the number of shares of Nuvve OpCo common stock subject to such option immediately prior to the effective time multiplied by the Closing Exchange Ratio, for an aggregate of 1,303,610 shares of Nuvve HoldCo common stock, at an exercise price equal to the exercise price immediately prior to the effective time divided by the Closing Exchange Ratio.

Pursuant to a purchase and option agreement, dated as of November 11, 2020 (the “Purchase and Option Agreement”), between Nuvve HoldCo and EDF Renewables, Inc. (“EDF Renewables”), a former stockholder of Nuvve OpCo and, at the time, the beneficial owner of more than 5% of Nuvve HoldCo common stock, immediately after the closing, Nuvve HoldCo repurchased 600,000 shares of Nuvve HoldCo common stock from EDF Renewables at a price of $10.00 per share. In addition, on the Closing Date, EDF Renewables exercised its option to sell an additional $2,000,000 of shares of Nuvve HoldCo common stock back to Nuvve HoldCo at a price per share of $14.882 (the average closing price over the five preceding trading days), which was consummated on April 26, 2021. Pursuant to a letter agreement dated April 23, 2021, Nuvve’s Chief Executive Officer and Chief Operating Officer have committed to repurchase such shares from us at the same price we paid for them (or $14.87 per share). Such repurchase will take place by April 23, 2022.

Each Nuvve HoldCo is exercisable for one-half of one share of share of Nuvve HoldCo common stock, at an exercise price of $11.50 per full share.

In connection with the PIPE, Newborn entered into a registration rights agreement with the PIPE investors. In accordance with the terms of the registration rights agreement, we registered the shares and pre-merger warrants issued in the PIPE, as well as the shares underlying such pre-merger warrants, for resale pursuant to the registration statement of which this prospectus forms a part. We are also registering the shares of common stock underlying the pre-merger warrants for initial issuance by us, solely to the extent the pre-merger warrants are publicly sold prior to their exercise.

The rights of holders of our common stock and pre-merger warrants are governed by our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”), the Warrant Agreement, and the Delaware General Corporation Law (the “DGCL”).

Corporate Information

Nuvve HoldCo was incorporated in Delaware on November 10, 2020 under the name “NB Merger Corp.” We were formed as a wholly-owned subsidiary of Newborn for the purpose of effecting the Business Combination and to serve as the publicly traded parent company of Nuvve following the Business Combination. In connection with the Business Combination, we changed our name to “Nuvve Holding Corp.”

Nuvve OpCo was incorporated in Delaware law on October 15, 2010 under the name “Nuvve Corporation.” As part of the Business Combination, Nuvve OpCo merged with Merger Sub, with Nuvve OpCo surviving as our wholly owned subsidiary.

Newborn was incorporated in the Cayman Islands on April 12, 2019 under the name “Newborn Acquisition Corp.” Newborn was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. As part of the Business Combination, Newborn reincorporated to Delaware by merging with and into Nuvve HoldCo, with Nuvve HoldCo surviving the merger.

Our principal executive offices are located at 2488 Historic Decatur Road, San Diego, California 92106. Our telephone number is (619) 456-5161. Our website address is www.nuvve.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Issuer	Nuvve Holding Corp.

Issuance of Common Stock

Shares of Common Stock Offered Us	Up to 1,353,750 shares of common stock which are issuable upon the exercise of the 2,707,500 outstanding pre-merger warrants issued to the PIPE Investors in connection with the consummation of the PIPE. The shares are being offered for initial issuance solely to the extent the pre-merger warrants are publicly sold prior to their exercise.

Shares of Common Stock Outstanding Prior to Offering

18,891,500   shares (as of March 31, 2022).

The number of shares of common stock outstanding excludes the following: (i) 4,365,000 shares issuable upon exercise of outstanding existing pre-merger warrants, (ii) 6,000,000 shares issuable upon exercise of the warrants issued in connection with the formation of the Levo joint venture (the "Levo warrants"), (iii) 347,875 shares and 316,250 existing pre-merger warrants issuable upon exercise of the unit purchase option granted to the underwriter of Newborn’s initial public offering, (iv) 3,064,538 shares issuable upon exercise of our outstanding stock options, and (v) 353,817 shares issuable pursuant to our outstanding restricted stock units. We are also party to the stock purchase agreement executed by us in connection with the formation of the Levo joint venture (the "Levo SPA"), pursuant to which Stonepeak and Evolve have an option to purchase up to an aggregate of $250 million in shares of our common stock at a purchase price of $50.00 per share. Furthermore, 1,333,558 shares of common stock are available for future issuance under our 2020 Equity Incentive Plan (the “2020 Plan”).

Shares of Common Stock Outstanding Assuming Exercise of All Warrants Issued in the PIPE	20,216,055 shares (based on total shares outstanding as of March 31, 2022).

Use of proceeds	We will receive up to an aggregate of approximately $15.6 million from the exercise of the pre-merger warrants, assuming the exercise in full of all of the pre-merger warrants for cash. We expect to use the net proceeds from the exercise of the pre-merger warrants for general corporate purposes. See “Use of Proceeds.”

Resale of Common Stock and Pre-Merger Warrants

Shares of Common Stock Offered by the Selling Securityholders	2,778,750 shares of common stock, including (i) 1,425,000 shares originally issued to the PIPE Investors, and (ii) up to 1,353,750 shares issuable upon the exercise of the pre-merger warrants issued to the PIPE Investors.

Pre-Merger Warrants Offered by the Selling Securityholders	2,707,500 pre-merger warrants

Exercise Price of Pre-Merger Warrants	Each pre-merger warrant, including the public warrants and the private warrants, is exercisable for 1/2 of one share of our common stock at an exercise price of $11.50 per full share, subject to adjustment.

Expiration Date of Pre-Merger Warrants	The pre-merger warrants expire five years after the consummation of the Business Combination, or March 19, 2026.

Redemption of Pre-Merger Warrants

We may redeem the outstanding pre-merger warrants (excluding the private warrants sold to NeoGenesis Holding Co. Ltd., Newborn’s sponsor, in connection with the consummation of Newborn’s initial public offering), in whole and not in part, at a price of $0.01 per warrant:

●     at any time while the pre-merger warrants are exercisable,

●     upon a minimum of 30 days’ prior written notice of redemption,

●     if, and only if, the last sales price of our common stock equals or exceeds $16.50 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption, and

●     if, and only if, there is a current registration statement in effect with respect to our common stock underlying the pre-merger warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the foregoing conditions are satisfied and we issue a notice of redemption, each pre-merger warrant holder can exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $16.50 trigger price as well as the $11.50 warrant exercise price per whole share after the redemption notice is issued and not limit our ability to complete the redemption.

If we call the pre-merger warrants for redemption as described above, our management will have the option to require all pre-merger warrant holders that wish to exercise their warrants to do so on a “cashless basis.” In such event, each warrant holder would pay the exercise price by surrendering the whole warrant for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the warrant holders. Whether we will exercise our option to require all warrant holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common stock at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

Use of Proceeds	We will not receive any proceeds from the sale of shares of common stock or pre-merger warrants by the Selling Securityholders.

Market for Common Stock and Pre-Merger Warrants	Our common stock and pre-merger warrants are currently traded on the Nasdaq Capital Market under the symbols “NVVE” and “NVVEW,” respectively.

Risk Factors	See the section titled “Risk Factors” and other information included and incorporated by reference in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

An investment in our securities involves significant risks. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and those set forth in or incorporated by reference into this prospectus, including those set forth in our most recent annual report on Form 10-K and those set forth in our quarterly reports on Form 10-Q for the fiscal quarters ending after the end of the fiscal year covered by such annual report. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks. The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our common stock and other securities and the loss of all or part of your investment.

Risks Related to this Offering

Sales of a substantial number of our securities in the public market could cause the price of our securities to fall.

We had 18,891,500   outstanding shares of common stock and 8,730,000 outstanding pre-merger warrants as of March 31, 2022, a substantial number of which are eligible for resale in the public market. Although the shares of common stock issued in the Business Combination and the shares of common stock and pre-merger warrants held by the Newborn insiders had been subject to lock-up restrictions, the last of these restrictions lapsed as of March 19, 2022 and a substantial number of additional shares of common stock and pre-merger warrants became eligible for resale in the public market.

In addition, as of March 31, 2022, there were (i) 4,365,000 shares issuable upon exercise of the pre-merger warrants, which have an exercise price of $11.50 per whole share, are currently exercisable and expire in March 2026, (ii) 347,875 shares and 316,250 pre-merger warrants issuable upon exercise of the unit purchase option granted to the underwriter of Newborn’s initial public offering, which have an exercise price of $11.50 per unit of 1 1/10 shares and one pre-merger warrant, are currently exercisable and expire on February 13, 2023, and 158,125 shares issuable upon exercise of such pre-merger warrants, (iii) 6,000,000 shares issuable upon exercise the Levo warrants, which warrants have exercise prices ranging from $10.00 per share to $40.00 per share and expire on May 17, 2031, (iv) 5,000,000 shares issuable upon exercise of the option embodied in the Levo SPA, which option has a purchase price of $50.00 per share and expires on November 17, 2028, (v) 3,064,538 shares issuable upon exercise of our outstanding stock options, which have a weighted average exercise price of approximately $8.76 per share and an average remaining life of approximately 7.88 years, and 353,817 shares issuable upon settlement of outstanding restricted stock units; and (vi) 1,333,558 shares authorized and available for future issuance under the 2020 Plan. To the extent such warrants or options are exercised, the earn-out shares are earned, or we grant additional stock options or other stock-based awards under the 2020 Plan, additional shares of common stock may be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market.

Sales of a substantial number of shares of common stock or pre-merger warrants in the public market or the perception that these sales might occur could depress the market price of the common stock and/or pre-merger warrants and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of its common stock and pre-merger warrants.

Nuvve has never paid cash dividends on its capital stock, and we do not anticipate paying dividends in the foreseeable future.

Nuvve has never paid cash dividends on any of its capital stock and we currently intend to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

There is no guarantee that our warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the pre-merger warrants is $11.50 per whole share, and the exercise prices for the Levo warrants range from $10.00 per share to $40.00 per share. There is no guarantee that our warrants will be in the money prior to their expiration, and as such, our warrants may expire worthless.

The trading price of our securities is likely to be volatile, and you may not be able to sell our securities at or above the price you paid.

We expect the trading price of our common stock and pre-merger warrants to be volatile and such securities could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for our stock or the transportation industry in general;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies that investors deem comparable to us;

●	our focus on long-term goals over short-term results;

●	the timing and magnitude of our investments in the growth of it business;

●	actual or anticipated changes in laws and regulations affecting our business;

●	additions or departures of key management or other personnel;

●	disputes or other developments related to our intellectual property or other proprietary rights, including litigation;

●	our ability to market new and enhanced products and technologies on a timely basis;

●	sales of substantial amounts of the common stock by executive officers, directors or significant stockholders or the perception that such sales could occur;

●	changes in our capital structure, including future issuances of securities or the incurrence of debt;

●	the impact of the COVID-19 pandemic and the response of governments and businesses to the pandemic; and

●	general economic, political and market conditions.

In addition, the stock market in general, and Nasdaq in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our securities, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of its management’s attention and resources.

If securities or industry analysts issue an adverse opinion regarding our common stock or do not publish research or reports about us, the price and trading volume of our securities could decline.

The trading market for our common stock and pre-merger warrants depends in part on the research and reports that equity research analysts publish about the company and its business. We do not control these analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company and such lack of research coverage may adversely affect the market price of its common stock and pre-merger warrants. The price of our common stock and pre-merger warrants could also decline if one or more equity research analysts downgrade their recommendations with respect to our common stock and pre-merger warrants, change their price targets, issue other unfavorable commentary or cease publishing reports about us. If one or more equity research analysts cease coverage of Nuvve, we could lose visibility in the market, which in turn could cause the price of our securities to decline.

USE OF PROCEEDS

All of the common stock and pre-merger warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of shares of common stock or pre-merger warrants by the Selling Securityholders.

We will receive up to an aggregate of approximately $15.6 million from the exercise of the pre-merger warrants, assuming the exercise in full of all of the pre-merger warrants for cash. We expect to use the net proceeds from the exercise of the pre-merger warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the pre-merger warrants. There is no assurance that the holders of the pre-merger warrants will elect to exercise any or all of such pre-merger warrants. To the extent that the pre-merger warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the pre-merger warrants will decrease.

SELLING SECURITYHOLDERS

The shares of our common stock and pre-merger warrants being offered by the Selling Stockholders are those previously issued to the Selling Stockholders in the PIPE. For additional information regarding the issuances of those shares and pre-merger warrants in the PIPE, see “Background of the Offering” above. We registered the shares and pre-merger warrants issued in the PIPE in order to permit the Selling Stockholders to offer the shares and pre-merger warrants for resale from time to time.

As a result of sales and other dispositions prior to March 31, 2022 by the holders of the shares and pre-merger warrants issued in the PIPE, the number of shares and pre-mergers offered by the Selling Stockholders as set forth in the table below is less than the number originally registered pursuant to the registration statement of which this prospectus forms a part and set forth on the cover page to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and any of their pledgees, assignees and successors-in-interest, as well as the persons who were issued the shares and pre-merger warrants originally registered pursuant to the registration statement of which this prospectus forms a part, but who previously sold or disposed of such shares and pre-merger warrants.

Except for the ownership of the shares and pre-merger warrants, and except for CVI Investments, Inc., who was the lender under the Bridge Loan, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of our common stock and pre-merger warrants by each of the Selling Stockholders as of March 31, 2022. The second and third columns list the number of shares (including shares underlying our pre-merger warrants) and pre-merger warrants beneficially owned by each Selling Stockholder, based on information provided to us regarding such Selling Stockholder’s ownership of the shares and pre-merger warrants as of March 31, 2022. The fourth and fifth columns list the shares of our common stock (including the shares underlying our pre-merger warrants) and pre-merger warrants being offered by this prospectus by the Selling Stockholders as of March 31, 2022. In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of all of the shares of our common stock and pre-merger warrants issued to the Selling Stockholders in the PIPE and all of the shares issuable upon exercise of the pre-merger warrants issued in the PIPE. The Selling Stockholders may sell all, some or none of their shares and pre-merger warrants in this offering. See “Plan of Distribution.” The sixth through ninth columns list the beneficial ownership of the Selling Stockholders after the offering, assuming the exercise of all of the pre-merger warrants and the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

	Shares of Common Stock Beneficially Owned Prior to this	Warrants Beneficially Owned Prior to this	Number of Shares of Common Stock Being	Number of Warrants Being	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
Selling Securityholders	Offering	Offering	Offered	Offered	Number	Percentage	Number	Percentage
Lytton-Kambara Foundation(1)	112,694	190,000	112,694	190,000	—	—	—	—
Intracoastal Capital, LLC(2)	23,750	47,500	23,750	47,500	—	—	—	—
CVI Investments, Inc.(3)	95,000	190,000	95,000	190,000	—	—	—	—

*	Less than one percent.

(1)	The beneficial ownership of Lytton-Kambara Foundation includes 17,694 shares and 190,000 pre-merger warrants (and 95,000 shares issuable upon exercise of the pre-merger warrants). Laurence Lytton may be deemed to beneficially own the securities by Lytton-Kambara Foundation. The business address of Lytton-Kambara Foundation is 467 Central Park West 17-A, New York, NY 10025.

(2)	The beneficial ownership of Intracoastal Capital, LLC includes 47,500 pre-merger warrants (and 23,750 shares issuable upon exercise of the pre-merger warrants). Mitchell Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC, have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership of the securities reported herein that are held by Intracoastal Capital LLC. The business address of Intracoastal Capital, LLC is 245 Palm Trail, Delray Beach, FL 33483.

(3)	The beneficial ownership of CVI Investments, Inc. (“CVI”) includes 190,000 pre-merger warrants (and 95,000 shares issuable upon exercise of the pre-merger warrants). Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc. is affiliated with one or more FINRA members, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by the Investor in this Offering. The business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

PLAN OF DISTRIBUTION

We have registered the offer and sale, from time to time, by the Selling Securityholders of (A) up to 2,778,750 shares of common stock, including (i) 1,425,000 shares originally issued in a private placement at the closing of the Business Combination (as defined below), (ii) up to 1,353,750 shares issuable upon the exercise of the pre-merger warrants, and (B) up to 1,353,750 pre-merger warrants. We also have registered the offer and sale by us of the 1,353,750 shares of common stock for initial issuance upon exercise of the pre-merger warrants, solely to the extent the pre-merger warrants are publicly sold prior to their exercise.

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits Subscribers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (ii) the date they may be sold pursuant to Rule 144 without volume or manner-of-sale restrictions, as determined by us; or (iii) the date that is two years from the Closing Date. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to shares and pre-merger warrants for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the shares and pre-merger warrants by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

A holder of pre-merger warrants may exercise its pre-merger warrants in accordance with the Warrant Agreement, on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such pre-merger warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of a pre-merger warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Graubard Miller, New York, New York.

EXPERTS

The consolidated financial statements of Nuvve Holding Corp. incorporated in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 by reference from Nuvve Holding Corp.’s Annual Report on Form 10-K for the year ended December 31, 2021, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the Registration Statement and prior to effectiveness of the Registration Statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of the Registration Statement and prior to the sale of all of the shares offered hereby:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (filed on March 31, 2022) as amended by Amendment No. 1 on on Form 10-K/A (filed on April 22, 2022);

●	our Current Report on Form 8-K filed on January 14, 2022; and

●	the description of our common stock on Form 8-K12B, effective March 25, 2021, registering our common stock pursuant to Section 12(b) of the Exchange Act pursuant to Rule 12g-3 thereunder, including any amendment(s) or report(s) filed for the purpose of updating such description, including the description of securities filed as an exhibit to our most recent Annual Report on Form 10-K.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Nuvve Holding Corp., 2488 Historic Decatur Road, San Diego, California 92106, telephone number (212) 949-4319.

2,778,750 SHARES OF COMMON STOCK (For Resale)

2,707,500 WARRANTS (For Resale)

1,353,750 SHARES OF COMMON STOCK (For Issuance)

PROSPECTUS

April 27, 2022